EXHIBIT 99.1
Hanmi Financial Corp. Nominates New Director,
Announces Resignation of Another
LOS ANGELES — December 3, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Paul (Seon-Hong) Kim has been nominated to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank.
“Subject to regulatory approval, we look forward to welcoming Mr. Kim to the Board,” said Jay S. Yoo, president and chief executive officer. “He possesses a wealth of experience in commercial banking and is thoroughly familiar with the Southern California marketplace, notably the Korean-American community. Mr. Kim, who began his banking career in 1971, was most recently president and CEO of Uniti Financial Corporation in Buena Park; prior to that he spent nine years as president and CEO of Center Financial Corporation; and from 1986 to 1998 he served at Hanmi Financial in various capacities, including chief marketing officer, chief credit officer, and chief financial officer.”
The Company further announced that on November 26, 2008, Mark K. Mason resigned as a member of its Board of Directors; Mr. Mason also resigned as a member of the Board of Directors of Hanmi Bank. “We thank Mr. Mason for his counsel during time he served on the Board, and we wish him the best in his future endeavors,” said Mr. Yoo.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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